Exhibit 99.1

Agenus Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Corporate Update

- AGEN1181 +/- balstilimab (anti-PD-1) reveals a complete response and new partial responses in phase 1 clinical trial

- Balstilimab & zalifrelimab (anti-CTLA-4) demonstrate 26.5% response rates in an all-comer (non-biomarker selected) population with advanced cervical cancer

- FDA grants Fast Track Designation for the investigation of combination balstilimab & zalifrelimab in relapsed/refractory metastatic cervical cancer

LEXINGTON, Mass., March 12, 2020 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of agents designed to activate immune response to cancers provided a corporate update and reported financial results for the fourth quarter and full year of 2019.

"We are excited by the clinical responses seen in our phase 1 trial of AGEN1181 alone and in combination with our PD-1," said Garo Armen, Ph.D., Chairman and CEO, Agenus. "2020 is a year of clinical data for us; with readouts from 6 separate programs. Additionally, the data we have generated from our cervical cancer combination trial may represent the most meaningful treatment option for these patients."

AGEN1181 Clinical Responses in a Phase 1 Trial

Early data suggest that AGEN1181 could be a breakthrough in IO treatment:

  Low-dose AGEN1181 (1 mg/kg) generated a complete response in advanced endometrial cancer with a poor prognosis (PD-L1[-], MSS, CD16a low affinity)
  Low-dose AGEN1181 + balstilimab delivered new partial responses
  Trial is in dose escalation and expansion to support rapid development

Updated data of balstilimab & zalifrelimab show 26.5% objective response rates which are durable in an all-comer, non-biomarker selected population of patients with refractory cervical cancer

  Balstilimab (anti-PD-1) and zalifrelimab (anti-CTLA-4) in second line cervical cancer demonstrate 26.5% response rates (4 CRs, 5 PRs, 8 SD), responses are durable (median not yet reached 6.9mos+) and may reveal best in class treatment option
  Combination receives FDA Fast Track designation for the investigation in relapsed/refractory metastatic cervical cancer

Key Milestones Expected in 2020

  2 BLA filings for balstilimab (anti-PD-1) and zalifrelimab (anti-CTLA-4)
  3 INDs for new discoveries targeting myeloid & macrophage biology and allogeneic iNKT cell therapy
  6 clinical data readouts
  Expect to trigger ~$60M in milestone payments for the year
  Additional partnerships and/or collaboration discussions underway

2019: A Year of Financial and Operational Achievements

  New business development transactions and milestone payments generated $183 million
    $150M initially from our collaboration with Gilead ($120M in cash up front and $30M equity investment). Collected an additional $22.5M in cash milestones.
    $10 million upfront from a collaboration with Urogen. Potential for ~$200M in future milestones
  Completed accrual and pre-planned interim analysis of two pivotal trials to support the planned BLA filing of balstilimab and zalifrelimab in second-line cervical cancer
  Launched 4 clinical programs with our first-in-class/best-in-class discoveries, including AGEN1181, AGEN1223, AGEN2373, and GS-1423 (licensed to GILD)
  Advanced allogeneic cell therapy program for planned IND filing

Fourth Quarter and Full Year 2019 Financial Results

We ended 2019 with a cash balance of $62 million as compared to $53 million at December 31, 2018. Based on our year end cash balance and cash receipts in our current quarter, we expect our cash balance to be in excess of $100M at the end of the first quarter of 2020.

Cash used in operations for the quarter ended December 2019 was $32 million compared to $36 million for the same period in 2018. Cash used in operations for the year ended December 2019 was $19 million as compared to cash used in operations of $131 million for the same period in 2018.

For the fourth quarter ended December 31, 2019, we reported net loss of $31 million or $0.22 per share compared to a net loss for same period in 2018 of $49 million, or $0.40 per share. For the year ended December 31, 2019, we reported a net loss of $112 million or $0.80 per share compared to a net loss for the same period in 2018 of $162 million or $1.44 per share.

During the year ended December 2019 we recognized revenue of $150 million which includes revenue from our transaction with Gilead, non-cash royalties earned and a royalty sales milestone. This compares to revenue of $37 million for the year ended December 2018. For the year ended 2019 we also recorded $42 million of non-cash interest expense due to our transaction with HCR related to the sale of future royalties.

Select Financial Information
(in thousands, except per share data)
(unaudited)

		December 31, 2019	December 31, 2018

Cash and cash equivalents		$ 61,808	$ 53,054

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Revenues, research and development	$ 18,824	$ 1,090	$ 99,845	$ 19,475
Revenues, non-cash royalty	352	5,361	30,424	17,309
Revenues, royalty sales milestone	15,100	-	15,100	-
Revenues, other	226	-	4,679	-
Total Revenue	34,502	6,451	150,048	36,784

Research and development expenses	36,834	36,031	168,339	124,600
General and administrative expenses	12,319	9,724	46,041	37,340
Other expense (income)	(209)	887	(778)	2,857
Non-cash interest expense	11,784	8,536	42,201	24,599
Loss on early extinguishment of debt	-	-	-	10,767
Non-cash contingent consideration fair value adjustment	4,625	121	5,805	(1,335)
Net loss	(30,851)	(48,848)	(111,560)	(162,044)
Net loss per share attributable to Agenus Inc. common stockholders	$ (0.22)	$ (0.40)	$ (0.80)	$ (1.44)

Cash (used in) provided by operations	$ (31,780)	$ (35,812)	$ (18,682)	$ (131,095)

Conference Call, Webcast and Prepared Statement Information

Date: Thursday, March 12, 2020
Time: 8:30 a.m. ET
Domestic Dial-in Number: 1-844-492-3727 (U.S.)
International Dial-in Number: 1-412-317-5118 (International)
Conference ID: Agenus

The call will also be webcast and will be accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or via the link: https://www.webcaster4.com/Webcast/Page/1556/33333.

A replay will be available on the Company's website approximately two hours after the call.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus' anticipated BLA filings and the anticipated benefits of Fast Track designation. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.
Regina Grebla, PhD
781-674-4495
Regina.Grebla@agenusbio.com